Exhibit 10.9

SCHLUMBERGER 2013 OMNIBUS STOCK INCENTIVE PLAN

First Amendment

Schlumberger Limited, a Curaçao corporation, having heretofore adopted the Schlumberger 2013 Omnibus Stock Incentive Plan (the “Plan”), and having reserved the right under Section 11 thereof to amend the Plan, does hereby amend the definition of “Employee” in Section 2 of the Plan, effective as of June 30, 2013, to read as follows:

‘“Employee’ means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee within the following six months. The foregoing notwithstanding, with respect to an Employee who has received an Award and whose employment is transferred directly and without interruption to a corporation, limited liability company or other entity (a ‘OneSubsea Company’) pursuant to and in accordance with the terms of that certain Master Formation Agreement by and among Cameron International Corporation, the Company, Schlumberger Technology Corporation and Schlumberger B.V., dated as of November 14, 2012, and the related agreements contemplated therein, such employee’s employment with the Company shall include employment with a OneSubsea Company for all purposes under the Plan (other than eligibility for new grants), and any Awards shall not be affected by such employee’s subsequent transfer of employment directly and without interruption from a OneSubsea Company to the Company or any of its Subsidiaries, from the Company or any of its Subsidiaries to a One Subsea Company or between OneSubsea Companies.”

Approved on behalf of Schlumberger Limited by:

Name:    /s/    Alexander C. Juden

Title:      Secretary and General Counsel